Exhibit 11.2

CONSENT OF INDEPENDENT AUDITOR

We consent to the use in the Offering Circular constituting a part of this Offering Statement on Form 1-A, as it may be amended, of our Independent Auditor’s Report dated
November 22, 2024 relating to the financial statement of Musicow US Vol. 1 LLC as of August 2, 2024 (inception) and the related notes to the financial statement.

/s/ Artesian CPA, LLC

Denver, CO

March 6, 2025